Exhibit 10.10
NON-LOUISIANA
NON-COMPETITION AGREEMENT
     THIS NONCOMPETITION AGREEMENT (this “Agreement”) dated May 18, 2010 is made by Stephen P. Smith (“Executive”) and Planet Beach Franchising Corporation, a Delaware corporation (the “Company”).
RECITALS:
     WHEREAS, Executive and the Company have entered into an Employment Agreement dated this date (the “Employment Agreement”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and
     WHEREAS, the Company and Executive have agreed to enter into this Agreement; and
     NOW, THEREFORE, in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:
     1. Definitions. Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement. For purposes of this Agreement, the following terms shall have the meaning ascribed to them:
“Affiliate” means the Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Exchange Act), sister companies or divisions, subsidiaries, parents, purchasers, or assignees;
“Franchisee” means a person or a business that operates a business under a franchise contract with the Company or its Affiliates.
“Look Back Period” means the two years preceding the termination of Executive’s employment with the Company, whatever the cause;
“Potential Franchisee” means a person or business that was given information about becoming a Franchisee by the Company or its Affiliates during the Look Back Period and who is not a Franchisee at the time of enforcement;
“Restricted Enterprise” means any person or entity engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) any aspect of operations substantially similar to those engaged in by the Company or its Franchisees during the Look Back Period;
“Restriction Period” means the period during Executive’s employment (whether during the Term or thereafter) and the two years following the termination of Executive’s employment with the Company, whatever the cause.

“Franchisee,” “area representative” and “master franchisor” are intended to refer to such persons only in their respective capacities as Franchisees, area representatives or master franchisors of the Company, and references to the business of the Franchisees are intended to mean only those businesses operated under agreements with the Company.
     2. Non-Competition. By and in consideration of the Company’s entering into the Employment Agreement and the payments to be made and benefits to be provided by the Company thereunder, the Executive agrees that the Executive shall not during the Restriction Period, anywhere in North America compete with the Company or its Affiliates or with any of the Franchisees or engage in any other business similar to that of the Company or its Affiliates or of the Franchisees during the Look Back Period, or which will probably or inevitably result in the use or disclosure of Company’s Confidential Information to any Restricted Enterprise; provided, that in no event shall ownership of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights generally held by all stockholders. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.
     3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, other than on behalf of the Company, anywhere in the world solicit or assist any person to solicit for employment or hire any person who is, or within four months prior to the date of such solicitation or hire was, a director, officer, employee, Franchisee, area representative or master franchisor of the Company or of its Franchisees, area representatives, master franchisors or Affiliates, provided that the prohibition on solicitation in this Section 3 shall not include solicitation of a person who responds to general advertising.
     4. Non-Solicitation of Customers. During the Restriction Period, the Executive shall not, on behalf of himself or any other person, anywhere in the world:
     (a) Call upon any of the customers or clients of the Company, its Franchisees or its Affiliates for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company, its Franchisees or its Affiliates,
     (b) Divert or take away, or attempt to take away from the Company, its Franchisees or its Affiliates any of their respective customers, clients, or patrons; or
     (c) Encourage any of the customers, clients, or patrons of the Company, its Franchisees or its Affiliates to cease doing business with the Company, its Franchisees or Affiliates.
     5. Non-Solicitation of Franchisees and Others. During the Restriction Period, the Executive shall not, on behalf of himself or any other person, anywhere in the world:
     (a) Call upon any of the Franchisees, Potential Franchisees, area representatives or master franchisors of the Company or its Affiliates for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company, its Franchisees or its Affiliates,
     (b) Divert or take away, or attempt to take away any of the Franchisees, area representatives or master franchisors of the Company or its Affiliates; or
     (c) Encourage any of the Franchisees, area representatives or master franchisors of the Company or its Affiliates to cease doing business with the Company or its Affiliates.
     6. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 2, 3, 4 or 5.
     7. Existing Franchises. Notwithstanding anything in Sections 2, 3, 4 or 5, the Executive shall not be prohibited from operating in their normal course any business owned and operated by the Executive under franchise agreements with the Company or any of its Affiliates or under other agreement with the Company or its Affiliates in effect as of the date of this Agreement or as expressly hereafter authorized by the Company’s board of directors.
     8. Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of Sections 2, 3, 4 or 5 unenforceable, the other provisions of Sections 2, 3, 4 or 5 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration and/or size. The parties further authorize a court of competent jurisdiction to reduce or otherwise modify the scope of activities restrained by Sections 2, 3, 4 or 5 should the provisions of this Agreement be deemed overly broad in the scope of activities restrained by them.
     9. Remedies. The Executive agrees that any breach of the terms of Sections 2, 3, 4 or 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return to the Company any Severance Payments paid pursuant to Section 3.2 of the Employment Agreement. No bond shall be required if an injunction is sought by Company to enforce the restrictions in this Agreement on Executive. The terms of this Section 9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in Sections 2, 3, 4 or 5 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

     10. Notice and Early Resolution Conference. During the Restriction Period, Executive will give Company written notice at least thirty (30) days prior to going to work for a Restricted Enterprise, will provide Company with a description of the duties and activities of the new position, and will participate in a mediation or in-person conference if requested to do so by Company within thirty days of such a request in order to help avoid unnecessary legal disputes.
     11. ARBITRATION. THE COMPANY AND EXECUTIVE AGREE TO SUBMIT ALL DISPUTES, CLAIMS, OR CONTROVERSIES THAT EXIST OR THAT MAY ARISE BETWEEN THEM, INCLUDING WITHOUT LIMITATION ALL DISPUTES, CLAIMS, OR CONTROVERSIES THAT MAY ARISE OUT OF OR RELATE TO EXECUTIVE’S EMPLOYMENT WITH OR SEPARATION OF EMPLOYMENT FROM THE COMPANY, AND INCLUDING WITHOUT LIMITATION ALL CLAIMS THAT THE COMPANY OR ANY OF ITS AGENTS ENGAGED IN CONDUCT PROHIBITED ON ANY BASIS UNDER ANY FEDERAL, STATE, OR LOCAL STATUTE, ORDINANCE, REGULATION, RULE OF DECISION, OR PRINCIPLE OF COMMON LAW, TO ARBITRATION BY A SINGLE ARBITRATOR IN THE CITY OF NEW ORLEANS, IN ACCORD WITH THE EMPLOYMENT PROCEDURES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICE IN EFFECT AT THE TIME ANY PARTY DEMANDS ARBITRATION, OR SUCH OTHER PROCEDURES AS THE PARTIES MAY AGREE UPON. JUDGMENT UPON THE ARBITRATION AWARD WILL BE FINAL, BINDING, AND CONCLUSIVE UPON THE PARTIES AND MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. BY THIS AGREEMENT, NEITHER THE COMPANY NOR EXECUTIVE INTENDS TO WAIVE ANY OF THE SUBSTANTIVE REMEDIES TO WHICH THEY MAY BE ENTITLED UNDER APPLICABLE LAW, BUT ONLY TO SPECIFY CERTAIN PROCEDURES FOR THE PROMPT RESOLUTION OF ALL DISPUTES, CLAIMS, OR CONTROVERSIES.
     12. Consideration. Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 3 of the Employment Agreement, has or will be paid or furnished to him by the Company.
     13. Reasonable Restrictions. Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able to compete in other geographical areas not prohibited by this Agreement. The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.
     14. Entire Agreement. Except with respect to the Employment Agreement executed concurrently herewith, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement. This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.
     15. Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.

     16. Assignment. This Agreement (including, without limitation, Executive’s obligations under Sections 2, 3, 4 or 5) may be assigned by the Company without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. This Agreement (including, without limitation, Executive’s obligations under Sections 2, 3, 4 or 5) may not be assigned or encumbered in any way by Executive without the written consent of the Company.
     17. Successors. This Agreement (including, without limitation, Executive’s obligations under Sections 2, 3, 4 or 5) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.
     18. Unenforceable Provisions. If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement. Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement. If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.
     19. Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive:	If to the Company:

To the most recent home address	Planet Beach Franchising Corporation
that the company maintains in its	5145 Taravella Road
records for the Executive	Marrero, LA 70072
Attn: Chief Financial Officer
Facsimile: (504) 297-1485
Telephone: (504) 361-5540
Notice given by mail as set out above shall be deemed delivered only when actually received.
     20. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.
     22. Effective Date. This Agreement shall be effective as of the date on which securities of the Company are first sold under a registration statement filed with the Securities and Exchange Commission. If no such sale occurs before December 31, 2010, this Agreement shall be void.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Executive:
/s/ Stephen P. Smith
Stephen P. Smith

Planet Beach Franchising Corporation.
By:	/s/ Richard L. Juka
Richard L. Juka, Senior Vice-President

By:	/s/ Ronald Warner
Ronald Warner,
Chairman, Corporate Governance, Nominating and Compensation Committee